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EXHIBIT 12.1

Ratio of Earnings to Fixed Charges

	Year Ended
	December 30, 2005	December 29, 2006	December 28, 2007	December 26, 2008	December 25, 2009
Earnings:
Income before income taxes	$47,134	$50,680	$83,422	$65,458	$43,161
Fixed charges (from below)	31,146	38,901	43,711	39,218	29,600

Total earnings	$78,280	$89,581	$127,133	$104,676	$72,761

Fixed Charges:
Interest expense	$25,419	$31,367	$33,923	$28,482	$19,044
Interest in rent expense estimated at 30% of rent expense	5,727	7,534	9,788	10,736	10,556

Total fixed charges(1)	$31,146	$38,901	$43,711	$39,218	$29,600

Ratio of Earnings to Fixed Charges	2.5	2.3	2.9	2.7	2.5

(1)
Preferred security dividends of Interline New Jersey are excluded from fixed charges as preferred stock is held solely by corporate parent.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

	Year Ended
	December 30, 2005	December 29, 2006	December 28, 2007	December 26, 2008	December 25, 2009
Earnings:
Income before income taxes	$47,134	$50,680	$83,422	$65,458	$43,161
Fixed charges (from below)	31,146	38,901	43,711	39,218	29,600

Total earnings	$78,280	$89,581	$127,133	$104,676	$72,761

Fixed Charges:
Interest expense	$25,419	$31,367	$33,923	$28,482	$19,044
Interest in rent expense estimated at 30% of rent expense	5,727	7,534	9,788	10,736	10,556

Total fixed charges(1)	$31,146	$38,901	$43,711	$39,218	$29,600

Preferred dividends (calculated below)	$—	$—	$—	$—	$—

Total combined fixed charges and preferred dividends	$31,146	$38,901	$43,711	$39,218	$29,600

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.5	2.3	2.9	2.7	2.5

Deficiency (Surplus)	$(47,134)	$(50,680)	$(83,422)	$(65,458)	$(43,161)

Preferred Dividends:
Preferred dividend amount(1)	$—	$—	$—	$—	$—
Tax rate	38.9%	38.5%	38.9%	37.6%	39.6%

Preferred dividends	$—	$—	$—	$—	$—

(1)
Preferred security dividends of Interline New Jersey are excluded from fixed charges as preferred stock is held solely by corporate parent.

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  EXHIBIT 12.1